EXHIBIT 8

                              Tax Matters Opinion



                                 March 10, 2004

To the Persons Named on
Schedule 1 Hereto

Re:   Banc of America Commercial Mortgage Inc.
      Commercial Mortgage Pass-Through Certificates, Series 2004-1

Ladies and Gentlemen:

            We are rendering this opinion letter pursuant to Section 3 of that certain Private Placement Agency Agreement dated as of March 3, 2004 ("Private Placement Agency Agreement"), by and between Banc of America Commercial Mortgage Inc. ("BACM") and Banc of America Securities LLC ("BAS", and in such capacity, the "Placement Agent"), and pursuant to Section 6 of that certain Underwriting Agreement dated March 3, 2004 (the "Underwriting Agreement"), by and among BACM; BAS; Bear, Stearns & Co. Inc. ("Bear"); Deutsche Bank Securities Inc. ("Deutsche Bank") and Goldman, Sachs & Co. ("Goldman Sachs" and, together with BAS, Bear and Deutsche Bank, the "Underwriters"). We have acted as special counsel to BACM and the Placement Agent in connection with (i) the issuance of BACM's Commercial Mortgage Pass-Through Certificates, Series 2004-1 (the "Certificates"), consisting of twenty-three classes: the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class XC Certificates, the Class XP Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class A-1A Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class P Certificates, the Class R-I Certificates and the Class R-II Certificates; (ii) the sale by BACM to the Underwriters of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class XP Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates and the Class E Certificates (collectively, the "Publicly Offered Certificates"); (iii) the offering by BACM through the Placement Agent of the Class XC Certificates and the Class A-1A Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates and the Class P Certificates (collectively, the "Privately Offered Certificates").

            The Certificates are being issued pursuant to that certain Pooling and Servicing Agreement, dated as of March 1, 2004 (the "Pooling and Servicing Agreement"), by and among BACM, as depositor, Bank of America, N.A., as master servicer, Lennar Partners, Inc., as special servicer and Wells Fargo Bank, N.A., as trustee and REMIC administrator. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Pooling and Servicing Agreement. The Certificates will evidence beneficial ownership interests in a trust fund (the "Trust Fund"), the assets of which will consist of a pool of mortgage loans identified on Schedule I to the Pooling and Servicing Agreement, together with certain related assets.

            In rendering the opinion set forth below, we have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Prospectus Supplement and Prospectus, each dated March 3, 2004 relating to Publicly Offered Certificates and the Private Placement Memorandum, dated March 3, 2004, relating to the Privately Offered Certificates (the "Private Placement Memorandum"), specimen forms of the Certificates and such certificates, corporate records and other documents, agreements, opinions and instruments, including, among other things, those delivered at the closing of the purchase and sale of the Certificates, as we have deemed appropriate as a basis for such opinion hereinafter expressed. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission through the EDGAR System to the printed document review by us, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinion that were not known to us, we have relied upon statements, certificates and representations of officers and other representatives of BACM, the Trustee, the REMIC Administrator, the Placement Agent and the Underwriters and of public officials.

            In rendering the opinion below, we do not express any opinion concerning the laws of any jurisdiction other than the substantive federal laws of the United States of America.

            Based upon and subject to the foregoing, we are of the opinion that, assuming that the elections required by Section 860D(b) of the Internal Revenue Code of 1986, as amended (the "Code"), are properly made, and assuming compliance with all relevant provisions of the Pooling and Servicing Agreement and the HS Pooling Agreement as in effect as of the Closing Date, and with any subsequent changes in law, including any amendments to the Code or applicable Treasury Regulations thereunder, (a) REMIC I and REMIC II will each qualify for treatment for federal income tax purposes as a "real estate mortgage investment conduit", as defined in Section 860D of the Code; (b) the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class XC Certificates, the Class XP Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class A-1A Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates and the Class P Certificates will constitute "regular interests" in REMIC II and the Class R-II Certificates will constitute the sole class of "residual interests" in REMIC II within the meaning of the Code; (c) the REMIC I Regular Interests will constitute "regular interests" in REMIC I, and the Class R-I Certificates will constitute the sole class of "residual interests" in REMIC I within the meaning of the Code.

            The foregoing opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the "Service") and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Service or the courts. We express no opinion either as to any matters covered by this opinion of the laws of any jurisdiction other than the federal income tax laws of the United States of America. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts or in the documents on which this opinion is based, or an inaccuracy in any of the information upon which we have relied in rendering this opinion.

            We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. Without our prior written consent, this letter is not to be relied upon, used, circulated, quoted or otherwise referred to by, or assigned to, any other person (including any person that acquires any Securities from you or that seeks to assert your rights in respect of this letter (other than your successor in interest by means of merger, consolidation, transfer of a business or other similar transaction)) or for any other purpose. Nevertheless, you may disclose to any and all persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Certificates, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Certificates, and all materials of any kind (including this opinion letter and any other opinions or other tax analyses) relating to such U.S. federal, state or local tax treatment and that may be relevant to understanding such U.S. federal, state and local tax treatment.

                                       Very truly yours,



                                      /s/ Cadwalader, Wickersham & Taft LLP

                                                                      SCHEDULE 1

Banc of America Securities LLC
214 North Tryon Street
NC1-027-21-02
Charlotte, North Carolina 28255

Banc of America Commercial Mortgage Inc.
214 North Tryon Street
NC1-027-21-02
Charlotte, North Carolina 28255

Bank of America, N.A.
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina  28255

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York  10179

Standard and Poor's Ratings Services,
      a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041

Fitch Ratings
One State Street Plaza
New York, New York 10004

Wells Fargo Bank, N.A.
in its capacity as Trustee
9062 Old Annapolis Road
Columbia, Maryland  21045-1951